Exhibit 99.1

Peak International Limited Appoints John Supan

Permanent Chief Financial Officer

For Immediate Release

Contacts:
	John Supan	Lytham Partners, LLC
	Chief Financial Officer	Joe Diaz
	Peak International Limited, Hong Kong	Joe Dorame
	+852-3193-6000	Robert Blum
(602) 889-9700

HONG KONG, Aug. 1 /PRNewswire-FirstCall/ — Peak International Limited (Nasdaq: PEAK) today announced that John Supan, currently Interim Chief Financial Officer, has been appointed chief financial officer of Peak International effective August 1, 2006.

Mr. Supan has 30 years of financial experience primarily in the areas of accounting and corporate finance. Mr. Supan’s association with Peak commenced May 1, 2006 as a consulting principal with Financial Leadership Group, LLC which provides CFO-level services to both private and public companies. Previously he was CFO for Fast Track Systems, a company providing clinical trial software and data solutions to the pharmaceutical industry, CFO for Argonaut Technologies, Inc., a drug development instrumentation company, and was a partner with Ernst & Young, LLP.

Dean Personne, president and chief executive officer of Peak International Limited, said, “We are pleased to have John join the Company on a permanent basis. In his capacity as the interim CFO, John’s experience and counsel were instrumental in helping us to take a number of important steps in the execution of our strategic business plan. As I said when John first joined the Company, his appointment further strengthens the executive management team at Peak and will assist us in achieving our financial goals as we drive the company toward growth and profitability.”

About Peak International Limited

Peak International Limited is a leading supplier of precision-engineered transport products for storage, transportation and automated handling of semiconductor devices and other electronic components. Peak employs approximately 1700 people worldwide, directly and in its factory in Shenzhen, the PRC, that is operated pursuant to a processing agreement with an unaffiliated party. Peak operates warehouses throughout the world and offers JIT services to leading semiconductor manufacturers and assemblers.

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